EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1771

Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Rich Good (404) 652-4720 Richard Perkins (404) 652-4721

Date: Oct. 17, 2002

GEORGIA-PACIFIC REPORTS THIRD QUARTER 2002 EARNINGS

          ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today reported third quarter 2002 income from continuing operations of $66 million (27 cents diluted earnings per share) compared with a third quarter 2001 loss from continuing operations of $182 million (80 cents diluted loss per share).

Excluding unusual items, primarily severance and business separation costs, third quarter 2002 income from continuing operations was $92 million (38 cents diluted earnings per share).

          Income from continuing operations before unusual items and goodwill amortization expense was $139 million (61 cents diluted earnings per share) in the third quarter 2001. The third quarter 2001 results included a one-time, $68 million pre-tax loss ($263 million after-tax loss, or $1.15 diluted loss per share) on the sale of a portion of the company's pulp and paper business to Domtar Inc., and $58 million (26 cents diluted earnings per share) of goodwill amortization expense. The company's 2002 operating results reflect new Financial Accounting Standards Board rules under which companies are no longer permitted to amortize goodwill.

          Total sales for Georgia-Pacific in the third quarter 2002 were $6.2 billion compared with $6.3 billion in the third quarter 2001. Earnings before income taxes, depreciation and amortization (EBITDA) were $592 million. Debt for Georgia-Pacific was reduced by $83 million to $12 billion by the third quarter's end, and the company invested $171 million in plant, property and equipment during the quarter.

          For the first nine months of 2002, income from continuing operations was $44 million (19 cents diluted earnings per share), compared with a loss from continuing operations of $289 million ($1.27 diluted loss per share) for the same period a year ago. Excluding unusual items and goodwill amortization expense, income from continuing operations for the first nine months of 2002 was $266 million ($1.14 diluted earnings per share) compared with $250 million ($1.10 diluted earnings per share) for the period a year ago.

Total sales through the first nine months of 2002 were $18.2 billion this year versus $19.2 billion in the same period a year ago.

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          "Our overall performance in the third quarter demonstrates that Georgia-Pacific remains a strong company that can successfully manage through downturns in the business cycle," said A.D. "Pete" Correll, chairman and chief executive officer.

Segment Highlights
          The consumer products segment recorded a third quarter 2002 operating profit of $253 million, excluding unusual items and goodwill amortization, compared with $306 million in the same period last year. This segment includes the company's retail and away-from-home tissue businesses in North America and Europe, and the Dixie disposable tableware business in North America.

          Georgia-Pacific's building products segment recorded a third quarter 2002 operating profit of $47 million, excluding unusual items and goodwill amortization, compared with $100 million in the third quarter a year ago. This segment includes the company's building products manufacturing and distribution operations.

          The packaging segment reported an operating profit of $75 million in the third quarter 2002 versus $108 million in the same period last year, before goodwill amortization. The packaging segment, previously reported as the containerboard and packaging segment, includes the company's containerboard manufacturing mills and its packaging plants.

          The bleached pulp and paper segment recorded a third quarter 2002 operating profit of $24 million, excluding unusual items, compared with a third quarter 2001 operating profit of $21 million, which excludes the loss on the sale of assets to Domtar and goodwill amortization. This segment includes Georgia-Pacific's pulp and communication papers businesses and its Unisource paper distribution business.

Chairman's Commentary
          "Our consumer products segment performed well during the quarter despite significantly higher promotional costs in the retail tissue business," Correll said. "In the away-from-home business, prices remained relatively flat and shipments actually increased but higher wastepaper costs negatively impacted profits. The European tissue business remained relatively stable, while the Dixie business increased its shipments from a year ago and exceeded our internal expectations for operating profits.

          "In our building products segment, the downturn in commercial construction and industrial activity, combined with over-capacity throughout the industry, continues to weigh down the structural panels and lumber businesses. Our gypsum business, however, was a bright spot with average prices rising 10 percent from a year ago on slightly higher shipments. We believe the progress made in this business during 2002 is the direct result of our decision last year to reduce our production by approximately 45 percent and to increase our focus on manufacturing and selling differentiated, value-added gypsum products.

          "Our building products distribution business maintained profitability despite these difficult market conditions, marking seven consecutive profitable quarters and 17 consecutive quarters without a reported loss.

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"Our packaging segment continues to outperform the industry with year-to-date box shipments up five percent over the same period in 2001.

          "Market pulp pricing that was 14 percent higher than a year ago aided the bleached pulp and paper segment. The segment's overall performance, however, was negatively affected by the Unisource paper distribution business which, of course, is significantly impacted by weakness in the commercial printing sector and by prevailing economic conditions.

          "Overall, the economic outlook for North America shows no signs of appreciable improvement in the near term and this will continue affecting most of our businesses," Correll continued. "However, we are taking the steps necessary to ensure that we remain as profitable as possible under the circumstances.

          "We are actively balancing production with demand across our operations, especially among those businesses that are the most economically sensitive, such as structural panels, lumber, containerboard, pulp and paper.

          "Our consumer products segment continues to capture the expected synergies from its combination with the former Fort James Corp. assets acquired in 2000, and is on target to reach sustainable savings of more than $500 million by the end of next year.

          "Despite the macroeconomic factors that are beyond our control, Georgia-Pacific's businesses remain excellent cash generators and are well positioned to manage through this environment and emerge stronger.

          "Across the company, we are launching a variety of new products this fall ranging from the revolutionary DensArmor line of mold- and mildew-resistant interior panels to the enMotion touchless towel dispensing system for away-from-home markets, and from Dixie's Krazy Kritters cups and plates and a new Winnie-the-Pooh bathroom cup dispenser for children to the EasyNap high-capacity napkin dispensing system for restaurants.

          "The efforts we have taken for most of this year toward the separation of our company have helped prepare us for managing through the current economic environment," Correll said. "In our consumer products businesses, which are largely recession resistant, we continue to focus on operating and marketing excellence, and margin improvements to generate cash for debt reduction. Our packaging business remains disciplined in balancing its production to meet demand, and in strengthening its position with the highest returns in the industry. Our building products businesses continue to emphasize cost and overhead reductions to generate cash, running to demand, and readying themselves to take full advantage of the economic recovery when it occurs."

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Additional Asbestos Liability Information
          In addition, Georgia-Pacific today provided further information about its asbestos litigation. Through the first nine months of 2002, approximately 32,200 new asbestos claims were filed against Georgia-Pacific, compared with about 33,500 in the same nine-month period of 2001. During the nine-month period of 2002, approximately 28,100 claims were resolved, compared with about 24,700 in the 2001 period. As of Sept. 29, 2002, Georgia-Pacific had approximately 66,300 unresolved claims pending against it, compared with about 62,300 a year ago. These claim levels are consistent with the company's expectations.

          During the same nine-month period Georgia-Pacific paid, pre-tax and before applicable insurance recoveries, an average of about $44 million per quarter for its asbestos liabilities and defense costs. This is about $17 million per quarter more than Georgia-Pacific expected to pay. These higher payments were caused by a $10 million judgment which the company paid in one case decided by the Maryland Supreme Court earlier this year, and high settlements paid in a small number of other cases.

          The company said it is premature to conclude that costs experienced in the first nine months of 2002 will continue at that level, but if they do, it will utilize its insurance coverage and will pay out the reserve it took at the end of 2001 for its asbestos liabilities and defense costs at a faster rate than projected. The company intends to review this reserve at the end of 2002 and make any changes it considers appropriate at that time.

Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, packaging, paper, building products, pulp and related chemicals. With annual sales of more than $25 billion, the company employs approximately 71,000 people at 600 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. In addition, Georgia-Pacific's Unisource Worldwide subsidiary is one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America. For more information, visit www.gp.com.

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Certain statements contained in this release, including statements regarding anticipated levels of demand and pricing, future economic conditions, and future amounts of asbestos liability and defense costs, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) and are based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding level of demand for and cost of wood fiber, the effect of changes in the productive capacity of manufacturers of competitive products, the actual level of asbestos liability, defense costs and insurance recoveries, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-K for the year ended Dec. 29, 2001 and Form 10-Q for the quarter ended June 29, 2002.

The accuracy of statements relating to the company's asbestos liabilities is also subject to a number of risks, uncertainties and assumptions, including the rate at which new asbestos claims will be filed, the cost of defending and resolving each such claim, the occurrence of various types of diseases among the general population, the continued solvency of insurance companies which wrote product liability policies for Georgia-Pacific, the applicability to Georgia-Pacific of court decisions involving other companies which establish precedents for the allocation and payment of insurance coverages, and other factors.

A tabulation of results for Georgia-Pacific follows:

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GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	Third Quarter

	2002	2001

NET SALES
Consumer products	$ 1,856	$ 1,782
Packaging	699	691
Bleached pulp and paper	1,919	2,083
Building products	2,041	2,143
Other[1]	(363)	(393)

Total net sales	$ 6,152	$ 6,306
	=============	============
OPERATING PROFIT (LOSS)
Consumer products	$ 243	$ 264
Packaging	75	102
Bleached pulp and paper	17	(57)
Building products	46	99
Other	(85)	(76)

Total operating profit	296	332
Interest expense	(199)	(254)

Income from continuing operations before income taxes	97	78
Provision for income taxes	(31)	(260)

Income (loss) from continuing operations	66	(182)
Income from discontinued operations, net of taxes	-	15

Net income (loss)	$ 66	$ (167)
	=============	============

Continuing operations basic and diluted per share:
Income (loss) from continuing operations	$ 0.27	$ (0.80)

Continuing operations average number of shares outstanding:
Basic	240.6	228.7
Diluted	240.8	228.7

Discontinued operations basic and diluted per share:
Income from discontinued operations	$ -	$ 0.18
	=============	============

Discontinued operations average number of shares outstanding:
Basic	-	81.7
Diluted	-	82.4

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	First Nine Months

	2002	2001

NET SALES
Consumer products	$ 5,474	$ 5,414
Packaging	2,058	1,981
Bleached pulp and paper	5,653	6,774
Building products	6,016	6,110
Other[1]	(1,031)	(1,053)

Total net sales	$ 18,170	$ 19,226
	===========	==========
OPERATING PROFIT (LOSS)
Consumer products	$ 783	$ 572
Packaging	252	293
Bleached pulp and paper	(188)	43
Building products	208	144
Other	(286)	(223)

Total operating profit	769	829
Interest expense	(653)	(853)

Income (loss) from continuing operations before
income taxes	116	(24)
Provision for income taxes	(72)	(265)

Income (loss) from continuing operations	44	(289)
Income from discontinued operations, net of taxes	-	73

Income (loss) before extraordinary item and
accounting change	44	(216)
Extraordinary loss, net of taxes	-	(12)
Cumulative effect of accounting change, net of taxes	(545)	11

Net loss	$ (501)	$ (217)
	===========	==========

Continuing operations basic per share:
Income (loss) from continuing operations	$ 0.19	$ (1.27)
Extraordinary loss, net of taxes	-	(0.05)
Cumulative effect of accounting change, net of taxes	(2.34)	0.04

Net loss from continuing operations	$ (2.15)	$ (1.28)
	===========	==========

Continuing operations diluted per share:
Income (loss) from continuing operations	$ 0.19	$ (1.27)
Extraordinary loss, net of taxes	-	(0.05)
Cumulative effect of accounting change, net of taxes	(2.33)	0.04

Net loss from continuing operations	$ (2.14)	$ (1.28)
	===========	==========

Continuing operations average number of shares outstanding:
Basic	233.5	226.9
Diluted	234.1	226.9

Discontinued operations basic per share:
Income from discontinued operations, net of taxes	$ -	$ 0.90
	===========	==========

Discontinued operations diluted per share:
Income from discontinued operations, net of taxes	$ -	$ 0.89
	===========	==========

Discontinued operations average number of shares outstanding:
Basic	-	80.9
Diluted	-	81.7

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Goodwill Amortization (In millions, except per share amounts) (unaudited)

	Third Quarter 2002			Third Quarter 2001

	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations	Income from continuing operations before income taxes	(Loss) income from continuing operations	Diluted (loss) earnings per share from continuing operations

Income as reported (GAAP earnings)	$ 97	$ 66	$ 0.27	$ 78	$ (182)	$ (0.80)

Unusual items including severance
and business separation costs	41	26	0.11	-	-	-
Loss on sale of paper and pulp assets	-	-	-	68	263	1.15

Income before unusual items	138	92	0.38	146	81	0.35

Add goodwill amortization	-	-	-	58	58	0.26

Income before unusual items
and goodwill amortization	$ 138	$ 92	$ 0.38	$ 204	$ 139	$ 0.61
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GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Goodwill Amortization (In millions, except per share amounts) (unaudited)

	First Nine Months 2002			First Nine Months 2001

	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations	Income (loss) from continuing operations before income taxes	Income (loss) from continuing operations	Diluted earnings (loss) per share from continuing operations

Income (loss) as reported (GAAP earnings)	$ 116	$ 44	$ 0.19	$ (24)	$ (289)	$ (1.27)

Fire at Crossett, Arkansas
tissue mill	14	9	0.04	-	-	-
Unusual items including severance
and business separation costs	68	43	0.18	-	-	-
Impairment of Unisource goodwill and
fixed assets	208	170	0.73	-	-	-
Bellingham pulp mill shutdown costs	-	-	-	82	52	0.23
Gypsum restructuring	-	-	-	67	43	0.19
Loss on sale of paper and pulp assets	-	-	-	68	263	1.15

Income (loss) before unusual items	406	266	1.14	193	69	0.30

Add goodwill amortization	-	-	-	181	181	0.80

Income before unusual items
and goodwill amortization	$ 406	$ 266	$ 1.14	$ 374	$ 250	$ 1.10
	===========	===========	===========	===========	=========	===========

Notes to Operating Highlights

1.

Effective in the first quarter of 2002, the corporation adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). In accordance with the transition provisions of SFAS No. 142, the corporation completed its initial assessment of the fair value of the net assets underlying all acquisition-related goodwill during the second quarter of 2002. The cumulative effect of the adoption of this principle was an after-tax charge to earnings of $545 million effective at the beginning of 2002. The $545 million goodwill impairment related only to the corporation's paper distribution reporting unit. The principal facts and circumstances leading to this impairment included a dimunition of synergies originally expected to be received from the white paper mills sold to Domtar, Inc. in 2001, and changes in the marketplace for coated and uncoated free sheet paper subsequent to the acquisition of Unisource.

SFAS No. 142 also requires that entities discontinue amortization of all purchased goodwill, including amortization of goodwill recorded in past business combinations. Accordingly, the corporation no longer amortized goodwill beginning in 2002. In the third quarter and first nine months of 2001, goodwill amortization expense aggregated $58 million and $181 million, respectively.

In the second quarter of 2002, the corporation determined that Unisource was further impaired and recorded an after-tax charge of $170 million which is comprised of an additional goodwill impairment charge of $106 million and a pretax fixed asset impairment charge of $102 million ($64 million after-tax) in its bleached pulp and paper segment.

2.

On Sept. 30, 2002, the corporation reached a definitive agreement to sell 60 percent of its Unisource paper distribution business for approximately $825 million in after-tax proceeds. The corporation will retain a 40 percent interest in the business. The sale is expected to be completed in the fourth quarter of 2002.

3.	In February 2002, the corporation recorded a pre-tax loss of approximately $14 million ($9 million after tax) in the consumer products segment attributable to a fire at the Crossett, Ark., paper mill.

4.	In October 2001, the corporation completed the merger of The Timber Company with the Plum Creek Timber Company. Results from The Timber Company are reported as discontinued operations.

5.	In August 2001, the corporation completed the sale of a portion of its pulp and paper assets to Domtar Inc. for $1.65 billion and recorded a pre-tax loss of $68 million ($263 million after tax).

6.

In June 2001, the corporation announced that it would close gypsum wallboard plants at Savannah, Ga.; Long Beach, Calif.; and Winnipeg, Manitoba, Canada. The corporation also announced that it would indefinitely idle commodity wallboard production lines at Acme, Texas; Sigurd, Utah; and Blue Rapids, Kan.; and reduce operations at its remaining 13 gypsum wallboard production facilities. In connection with this announcement, the corporation recorded a pre-tax charge of approximately $67 million.

7.

In March 2001, the corporation announced that it would permanently close its pulp mill and associated chemical plant at Bellingham, Wash. In connection with this closure, the corporation recorded a pre-tax charge to earnings of approximately $82 million ($52 million after tax) in the consumer products segment for the write-off of assets, employee termination costs and facility closure costs.

8.

In the first quarter of 2001, the corporation adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" and, accordingly, recorded an after-tax cumulative effect of accounting change credit of $11 million.

9.

In the first quarter of 2001, the corporation refinanced debt in the amount of $300 million, and accordingly, recorded an extraordinary loss, net of taxes, on the early extinguishment of debt in the amount of $12 million.